     As filed with the Securities and Exchange Commission on June 23, 2000

                                                       Registration No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                              DEAN FOODS COMPANY
            (Exact name of Registrant as specified in its charter)

                                --------------

               Delaware                          36-0984820
     (State or other jurisdiction             (I.R.S. Employer
    of incorporation organization)           Identification No.)

                             3600 North River Road
                         Franklin Park, Illinois 60131
                                (847) 678-1680
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------

                                DALE E. KLEBER
                 Vice President, Secretary and General Counsel
                              Dean Foods Company
                             3600 North River Road
                         Franklin Park, Illinois 60131
                                (847) 678-1680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

          H. KURT VON MOLTKE            KEVIN F. BLATCHFORD Sidley &
           Kirkland & Ellis              Austin Bank One Plaza 10 S.
        200 East Randolph Drive           Dearborn Street Chicago,
        Chicago, Illinois 60601         Illinois 60603 (312) 853-7000
            (312) 861-2000

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                       Amount         Proposed maximum        Amount of
            Title of each class of                      to be             aggregate         registration
        securities to be registered (1)            registered (2)    offering price (3)        fee (4)
--------------------------------------------------------------------------------------------------------
Debt Securities, Common Stock, par value $0.01
per share, including the associated preferred
stock purchase rights, Preferred Stock,
Debt Warrants and Common Stock Warrants........     $650,000,000        $650,000,000          $171,600
--------------------------------------------------------------------------------------------------------

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(1) We are registering an indeterminate principal amount of Debt Securities.
    We are also registering an indeterminate number of shares of our Common Stock together with the associated preferred stock purchase rights attributable thereto, an indeterminate number of shares of Preferred Stock, an indeterminate number of Debt Warrants and an indeterminate number of Common Stock Warrants.
(2) Or the equivalent thereof in one or more foreign currencies. If any Debt Securities are issued at an original issue discount, represents such greater principal amount of such securities as shall result in net proceeds to the Registrant of such amount.
(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).
(4) Of the $171,600 filing fee, $39,600 was previously paid in connection with a registration statement of an aggregate of $150,000,000 of unsold securities, so that $132,000 is being paid herewith. Calculated pursuant to Rule 457(o).

                                --------------

  Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this Registration Statement is a combined prospectus that also relates to the securities which were previously registered on Form S-3 by the Registrant (Registration No. 333-44851) and filed with the Commission on January 23, 1998. This Registration Statement constitutes Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-3 (No. 333-44851).

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED JUNE 23, 2000.

PROSPECTUS

                               Dean Foods Company

                                  $650,000,000

                Debt Securities, Common Stock, Preferred Stock,
                    Debt Warrants and Common Stock Warrants

                                  -----------

  We will use this prospectus to offer and sell securities from time to time. These may include:

  . unsecured senior debt securities

                             . warrants to purchase common stock

  . unsecured subordinated debt securities

                             . warrants to purchase debt securities

  . common stock

                             . units consisting of any combination of these
  . preferred stock            securities

  We will provide the specific terms and conditions of these securities in supplements to this prospectus prepared in connection with each offering of securities. These terms and conditions may include:

  In the case of any securities:

                       In the case of debt securities:

  . price

                       .interest rate
                                          In the case of warrants:

  . size of offering


                       .maturity
                                          . expiration date

  . underwriting discounts and commissions

                       .original issue discount
                                          . exercise price


                       . redemption or repayment prior to maturity
                                          . conditions to exercisability

                       .subordination provisions

                       .additional covenants

                       .conversion ratios

  The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                 The date of this prospectus is        , 2000.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About this Prospectus.....................................................   2
Where You Can Find More Information.......................................   3
Special Note on Forward-Looking Statements................................   4
Dean Foods Company........................................................   4
Use of Proceeds...........................................................   4
Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and
 Preferred Stock Dividends................................................   5
Description of Debt Securities............................................   6
Description of Common Stock...............................................  15
Description of Preferred Stock............................................  19
Description of Debt Warrants..............................................  22
Description of Stock Warrants.............................................  23
Plan of Distribution......................................................  25
Legal Matters.............................................................  26
Experts...................................................................  26

                               ----------------

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which is known as the SEC, using a shelf registration process. Under this shelf registration process, we may sell:

  . unsecured senior debt securities      . warrants to purchase common stock


  . unsecured subordinated debt securities. warrants to purchase debt securities


  . common stock
                                          . units consisting of any
                                            combination of these securities

  . preferred stock

   We may sell these securities in one or more offerings up to a total dollar amount of $650,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and the applicable prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

   The registration statement of which this prospectus is a part (including the exhibits) contains additional important information about our company and the securities offered under this prospectus. Specifically, the legal documents that control the terms of any securities offered by this prospectus are or will be filed with the SEC as exhibits to the registration statement. That registration statement can be read at the internet web site of the SEC or at the SEC offices mentioned under the heading "Where You Can Find More Information."

   We may sell the securities to or through underwriters or dealers and may also sell the securities directly to other purchasers or through agents. Please refer to "Plan of Distribution." The applicable prospectus supplement will contain the names of any underwriters, dealers or agents involved in the sale of any securities and any applicable fee, commission or discount arrangements with them.

   This prospectus may not be used to consummate sales of any securities unless it is accompanied by a prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference facilities at:

  . 450 Fifth Street, N.W., Washington, D.C. 20549

  . 7 World Trade Center, Suite 1300, New York, New York 10048

  . Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois
    60661-2511

   You can also obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

   Our SEC filings are also available to the public over the internet on the web site of the SEC at http://www.sec.gov and at the office of The New York Stock Exchange at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

   We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. You should also be aware that any information that we file subsequently with the SEC will automatically update this prospectus (that is, the information will be incorporated by reference into this prospectus). We incorporate by reference:

  . our Annual Report on Form 10-K for the year ended May 30, 1999;

  . our Quarterly Reports on Form 10-Q for the periods ended August 29, 1999,
    November 28, 1999 and February 27, 2000;

  . our Current Reports on Form 8-K dated February 18, 2000 and May 24, 2000;

  . our Registration Statement on Form 8-A filed with the SEC on August 4,
    1998 relating to the preferred stock purchase rights associated with our Common Stock;

  . our Proxy Statement for our 1999 annual meeting of stockholders filed with the SEC on August 20, 1999; and

  . any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by this prospectus.

   You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:

                             Dean Foods Company
                             3600 North River Road
                             Franklin Park, Illinois 60131
                             (847) 678-1680
                         Attention: Corporate Secretary

   You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where such offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

   This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbors created by those provisions. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. These statements are generally accompanied by words like "intend," "anticipate," "believe," "estimate," "expect" or similar statements. Our actual results may differ materially from these statements. These risks, trends and uncertainties, which in some instances are beyond our control, include: risks associated with our acquisition strategy, adverse weather conditions resulting in poor harvest conditions, raw milk costs, interest rate fluctuations, competitive pricing pressures, marketing and cost-management programs, changes in government programs and shifts in market demand. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of these forward-looking statements should not be regarded as a representation by our company or any other person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

                               DEAN FOODS COMPANY

   We are a leading U.S. dairy processor and distributor, producing a full line of branded and private label products, including fluid milk, cultured products, ice cream and extended shelf life products which are sold under the Dean's brand name and other regional brand names. Dean's dips and Marie's refrigerated salad dressings are the leading brand names in their respective categories. We are also the leaders in pickles and non-dairy coffee creamers.

   Our business segments are:

  . Dairy (fluid milk and cultured products, ice cream and extended shelf life products);

  . Pickles (pickles, relishes and specialty items); and

  . Specialty (powdered products, and aseptic sauces and puddings, refrigerated salad dressings, and dips).

   A significant portion of our products are sold under private labels. We also operate a trucking business hauling less-than-truckload freight, concentrating primarily on refrigerated products. We conduct substantially all of our business through our subsidiaries.

   The predecessor to our company was incorporated in Illinois in 1925. Our principal office is located at 3600 North River Road, Franklin Park, Illinois 60131, and our telephone number is (847) 678-1680.

                                USE OF PROCEEDS

   Unless we specify otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including working capital, the repayment or refinancing of our indebtedness, future acquisitions and capital expenditures. A description of any indebtedness to be refinanced with the proceeds from the sale of the securities will be set forth in the applicable prospectus supplement. Until we apply the net proceeds for specific purposes, we may invest the net proceeds in short-term or marketable securities.

                RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
                 TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table sets forth the ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods indicated.

                                  Thirty-Nine Weeks   Fiscal Year Ended May,
                                        Ended       ---------------------------
                                  February 27, 2000 1999 1998 1997 1996(a) 1995
                                  ----------------- ---- ---- ---- ------- ----
   Ratio of earnings to fixed
    charges......................       3.8x        3.2x 5.5x 6.3x  0.4x   6.0x
   Ratio of earnings to fixed
    charges and preferred stock
    dividends....................       3.8x        3.2x 5.5x 6.3x  0.4x   6.0x

--------
(a) The fiscal 1996 ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends include a $102.4 million special charge ($64.9 million after taxes), resulting in a fixed charge coverage deficiency of $15.6 million.

   For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings are the sum of:

  . pre-tax income from continuing operations; and

  . fixed charges.

   For purposes of calculating both ratios, fixed charges are the sum of:

  . net interest expense;

  . amortized discounts and financing costs related to indebtedness; and

  . our estimate of the interest component included within rental expense, which we believe to be approximately one-third of operating rental expenses.

   Additionally, for purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, preferred stock dividends are included in the denominator of the ratio on a pre-tax basis. Currently, we have no outstanding preferred stock.

                         DESCRIPTION OF DEBT SECURITIES

   We may issue senior debt securities in one or more series (each of which we refer to as a "series") under an indenture dated as of January 15, 1998, as supplemented from time to time (the "senior indenture"), between us and The Bank of New York, as trustee (the "senior trustee"), and subordinated debt securities in one or more series under an indenture dated as of January 15, 1998, as supplemented from time to time (the "subordinated indenture"), between us and a trustee to be named prior to an offering of subordinated debt securities (the "subordinated trustee"). The forms of the senior indenture and the subordinated indenture (which we refer to collectively as the "indentures" and individually as an "indenture") are filed as exhibits to the registration statement. We have summarized selected provisions of the indentures below. The summary set forth below is not complete. It does not describe some exceptions and qualifications contained in the indentures or the debt securities. If you would like more information on the provisions of the indentures you should review the indentures which we have incorporated by reference as exhibits to the registration statement relating to the debt securities.

   References to article and section numbers of the indentures are included in the summary so that you can easily locate the provisions being summarized. The indentures are substantially identical, except for certain covenants of ours in the senior indenture and provisions relating to subordination and conversion contained only in the subordinated indenture.

   The debt securities will be obligations of Dean Foods exclusively. Because we conduct substantially all of our business through subsidiaries, our ability to meet our obligations under the debt securities and other indebtedness will be dependent on the earnings and cash flow of our subsidiaries and the ability of our subsidiaries to pay dividends and to advance funds to us. In addition, our rights and the rights of our creditors and securities holders, including the holders of the debt securities, to the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to prior claims of that subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Except with respect to the covenants "Limitations on Liens" and "Limitations on Sale and Lease-Back Transactions" contained in the senior indenture described below, neither the senior indenture nor the subordinated indenture restricts or limits the ability of any subsidiary to incur, create, assume or guarantee indebtedness or encumber its assets or properties. At May 28, 2000, our subsidiaries had approximately $27 million of outstanding indebtedness. We have guaranteed approximately $22 million of this subsidiary indebtedness, which for this reason would have constituted senior indebtedness.

   At May 28, 2000, we had approximately $762 million aggregate principal amount of senior indebtedness outstanding (including subsidiary debt we have guaranteed) and no subordinated indebtedness outstanding.

General

   The indentures do not limit the amount of debt securities that we can issue and provide that debt securities of any series may be issued up to the aggregate principal amount which we may authorize from time to time. The indentures also do not limit the amount of other indebtedness or securities which we may issue, other than in the case of the senior indenture limiting secured indebtedness as described below. All senior debt securities will be unsecured and will rank pari passu with all of our other unsecured and unsubordinated indebtedness. All subordinated debt securities will be unsecured and will be subordinated in right of payment to the prior payment in full of senior indebtedness (which term includes the senior debt securities) as described below under "Provisions Applicable Solely to Subordinated Securities--Subordination." The trustee will authenticate and deliver debt securities as described in the applicable indenture.

   A supplement to this prospectus will describe specific terms relating to the series of debt securities being offered. These terms will include some or all of the following:

  . the title of the debt securities and classification as senior debt securities or subordinated debt securities;

  . any limit upon the aggregate principal amount of the offered debt securities;

  . the currency or currency units based on or relating to currencies in which the offered debt securities are denominated and/or in which principal (and premium, if any) and/or any interest will or may be payable;

  . any index used to determine the amount of payment of principal of, and any premium and interest on, the offered debt securities;

  . if other than 100% of the principal amount, the percentage of their principal amount at which the offered debt securities will be offered;

  . the date or dates (or method to determine them) on which the principal of the offered debt securities will be payable;

  . the rate or rates (or method to determine them) at which the offered debt securities will bear interest, if any, the date or dates from which any interest will accrue and on which interest will be payable, and the record dates for the determination of the holders to whom interest is payable;

  . if other than as set forth in this prospectus, the place or places where the principal of and interest, if any, on the offered debt securities will be payable;

  . the price or prices at which, the period or periods within which and the terms and conditions upon which offered debt securities may be redeemed, in whole or in part, at our option;

  . our obligation, if any, to redeem, repurchase or repay offered debt securities, whether pursuant to any sinking fund or other provisions or at the option of a holder thereof;

  . whether the offered debt securities are convertible into any other securities and, if so, on what terms and conditions;

  . whether the offered debt securities will be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee;

  . whether the offered debt securities will be issuable in registered form or bearer form and, if the offered debt securities are issuable in bearer form, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of offered debt securities in bearer form;

  . whether and under what circumstances we will pay additional amounts on offered debt securities held by a person who is not a U.S. person (as defined in the prospectus supplement) in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

  . any additional event of default; and

  . any other terms or conditions not inconsistent with the provisions of the applicable indenture upon which the offered debt securities will be offered. (Section 2.3) "Principal" includes, when appropriate, the premium, if any, on the offered debt securities.

   Each series of debt securities will be a new issue with no established trading market. Therefore, we can give no assurance that there will be a liquid trading market for the debt securities. We may purchase debt securities at any time in the open market or otherwise. Debt securities we purchase may, in our discretion, be held, resold, canceled or used to satisfy any sinking fund or redemption requirements.

   Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate will be sold at a substantial discount below their stated principal amount. Special United States federal income tax considerations applicable to these discounted debt securities (or to other debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) will be described in a prospectus supplement.

   The debt securities may be denominated in United States dollars, or in any other currency or currency unit. If we sell any of the debt securities for any foreign currency or currency unit or if principal, premium, if any, and interest on any of the debt securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of debt securities and the foreign currency or currency unit will be set forth in the prospectus supplement relating to those debt securities.

Form and Exchange of the Debt Securities

   We will issue all of the debt securities in either fully registered form without coupons or in unregistered form with or without coupons. We may also issue the debt securities in the form of one or more temporary or definitive global securities. Registered debt securities which are book-entry securities will be issued as registered global securities. A debt security in global form will be deposited with, or on behalf of, a depository, which will be named in the applicable prospectus supplement. A global debt security may not be transferred, except as a whole among the depository for that debt security and its nominees or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe

  . any circumstances when beneficial owners of any of those global securities may exchange their interests for definitive debt securities of that series with similar terms and principal amount in any authorized form and denomination,

  . the manner of payment of principal and interest on those global debt securities and

  . the specific terms of the depository arrangement with respect to those global debt securities.

   Unless otherwise indicated in a prospectus supplement, principal, premium, if any, and interest will be payable at the office or agency we maintain for that purpose. Debt securities may also be registered for transfer or exchange at that office or agency. At our option, payment of interest on registered debt securities may be made by check or by wire transfer. (Section 2.7) No service charge will be made for any exchange or registration of transfer of the debt securities, but we may require payment of a sum sufficient to cover any tax or other government charge. (Section 2.8)

Reports to the Trustee

   We are required to provide the trustee with an officers' certificate each fiscal year stating that we reviewed our activities during the preceding fiscal year and that, after reasonable investigation and inquiry by the certifying officers, we are in compliance with the requirements of each indenture and that no default exists or, if we know of a default, we must identify it. (Section 4.08)

   We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may be applicable, in connection with any obligation of ours to purchase offered debt securities at the option of the holders of those securities. Any such applicable obligation and tender offer rules will be described in the applicable prospectus supplement.

   Unless otherwise described in a prospectus supplement relating to any offered debt securities, there are no covenants or provisions contained in either indenture which may afford the holders of offered debt securities protection in the event of a highly leveraged transaction involving us, except to the limited extent described under "Limitations on Liens" and "Limitation on Sale and Lease-Back Transactions" in the senior indenture and "Consolidation, Merger, Sale or Conveyance" in the indentures as described below. These covenants or provisions are not subject to waiver by our board of directors without the consent of the holders of not less than a majority in principal amount of senior debt securities of each series or subordinated debt securities of each series, as applicable. For more information please refer to "Modification of Indenture" below.

Provisions Applicable Solely to Senior Debt Securities

   Limitations on Liens. The senior indenture provides that, so long as any of the senior debt securities of a series remain outstanding, unless the terms of the series provide otherwise, we will not and will not permit any Consolidated Subsidiary to issue, assume or guarantee any indebtedness for money borrowed ("indebtedness") that is secured by a mortgage, pledge, security interest or other lien (a "lien") upon or with respect to any Principal Property or on the capital stock of any Consolidated Subsidiary that owns a Principal Property unless

  . we secure the senior debt securities equally and ratably with (or prior to) any and all other obligations and indebtedness secured by that lien, or

  . the aggregate amount of all the indebtedness secured by the lien on us and our Consolidated Subsidiaries then outstanding, together with all Attributable Debt in respect of sale and lease-back transactions existing at that time, would not exceed 15% of the Consolidated Net Tangible Assets of Dean Foods, with the exception of transactions which are not subject to the limitation described in "Limitation on Sale and Lease-Back Transactions" below.

   The above limitation will not apply to some types of permitted liens. Therefore, the indebtedness secured by those permitted liens is excluded in computing indebtedness for purposes of this limitation. These permitted liens include:

  . liens existing as of the date of the issuance of senior debt securities of any series;

  . liens on property or assets of, or any shares of stock or securing indebtedness of, any corporation existing at the time such corporation becomes a Consolidated Subsidiary;

  . liens on property, assets, shares of stock or securing indebtedness existing at the time of an acquisition, including an acquisition through merger or consolidation, and liens to secure indebtedness incurred prior to, at the time of or within 180 days after the later of the completion of the acquisition, or the completion of the construction and commencement of the operation of, any such property, for the purpose of financing all or any part of the purchase price or construction cost of that property;

  . liens to secure specified types of development, operation, construction, alteration, repair or improvement costs;

  . liens in favor of, or which secure indebtedness owing to, us or a Consolidated Subsidiary;

  . liens in connection with government contracts, including the assignment of moneys due or to come due on those contracts;

  . certain types of liens in connection with legal proceedings to the extent those proceedings are being contested in good faith;

  . certain types of liens arising in the ordinary course of business and not in connection with the borrowing of money such as mechanics', materialmans', carriers' or other similar liens;

  . liens on property securing obligations issued by a domestic governmental issuer to finance the cost of an acquisition or construction of that property; and

  . extensions, substitutions, replacements or renewals of the foregoing if the principal amount of the indebtedness secured thereby is not increased and is not secured by any additional assets. (Section 3.5 of the senior indenture).

   Limitation on Sale and Lease-Back Transactions. The senior indenture provides that, so long as any of the senior debt securities of a series remain outstanding, unless the terms of that series provide otherwise, neither we nor any Consolidated Subsidiary may enter into any arrangement with any person (other than ourselves) where we or a Consolidated Subsidiary agree to lease any Principal Property which has been or is to be sold or transferred more than 120 days after the Principal Property has been owned by us or a Consolidated Subsidiary and completion of construction and commencement of full operation thereof, by us or a Consolidated Subsidiary to that person (a "Sale and Lease-Back Transaction"). This covenant does not apply to leases of a Principal Property for a term of less than three years. (Sections 3.5 and 3.6 of the senior indenture)

   This limitation also does not apply to any Sale and Lease-Back Transaction if

  . the net proceeds to us or a Consolidated Subsidiary from the sale or transfer equal or exceed the fair value, as determined by our board of directors, of the Principal Property so leased,

  . we or the Consolidated Subsidiary could incur indebtedness secured by a lien on the Principal Property to be leased pursuant to the terms discussed in "Limitation on Liens" above in an amount equal to the Attributable Debt with respect to the Sale and Lease-Back Transaction without equally and ratably securing the senior debt securities, or

  . we, within 120 days after the effective date of the Sale and Lease-Back
    Transaction, apply an amount equal to the fair value as determined by our board of directors of the Principal Property so leased to:

    . the retirement of our Funded Debt, which may include debt securities;
      or

    . the acquisition of additional real property. (Section 3.6 of the senior indenture).

   Certain Definitions. The terms set forth below are defined in the indentures as follows:

     "Attributable Debt," in respect of the Sale and Lease-Back Transactions described above, means as of any particular time, the present value, discounted at the Composite Rate (as defined in the senior indenture), of the obligation of a lessee for rental payments during the remaining term of any lease, including any period for which that lease has been extended or may, at the option of the lessor, be extended. Sale and Lease-Back Transactions with respect to facilities financed with specified tax exempt securities are excepted from the definition. (Section 1.1 of the senior indenture)

     "Consolidated Net Tangible Assets" means the aggregate amount of assets, reduced by applicable reserves and other properly deductible items, after deducting

    . all current liabilities, excluding any current liabilities constituting Funded Debt because it is extendible or renewable, and

    . all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles,

  all as set forth on the books and records of Dean Foods and its Consolidated Subsidiaries and computed in accordance with generally accepted accounting principles. (Section 1.1 of the senior indenture)

     "Consolidated Subsidiary" means a subsidiary of Dean Foods, the accounts of which are consolidated with those of Dean Foods in accordance with generally accepted accounting principles. (Section 1.1 of the senior indenture)

     "Funded Debt" means all indebtedness for the repayment of money borrowed, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, having a final maturity of more than 12 months after the date of its creation or having a final maturity of less than 12 months after the date of its creation but by its terms being renewable or extendible beyond 12 months after such date at the option of the borrower, excluding obligations under any capital leases. When determining "Funded Debt," indebtedness will not be included if, on or prior to the final maturity of that indebtedness, we have deposited the necessary funds for the payment, redemption or satisfaction of that indebtedness in trust with the proper depositary. (Section 1.1 of the senior indenture)

     "Principal Property" means, as of any date, any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by Dean Foods or any Consolidated Subsidiary, and in each case the net book value of which as of that date exceeds 2% of the Consolidated Net Tangible Assets of Dean Foods as shown on the consolidated balance sheet contained in our latest filing with the SEC, other than any such land, building, structure or other facility or portion thereof which is a pollution control facility, or which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Consolidated Subsidiaries, considered as one enterprise.

Provisions Applicable Solely to Subordinated Debt Securities

   Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness of Dean Foods to the extent set forth in the subordinated indenture. If we default in the payment of any principal of or premium or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of the default to us by the holders of the senior indebtedness or any trustee therefor and subject to our rights to dispute the default and subject to proper notification of the trustee, unless and until the default has been cured or waived or has ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on the subordinated debt securities, or in respect of any redemption, retirement, purchase or other acquisition of the subordinated debt securities other than those made in our capital stock (or cash in lieu of fractional shares thereof). (Sections 13.1, 13.4 and 13.5 of the subordinated indenture)

   "Senior indebtedness" means:

  . indebtedness or obligations (other than the subordinated debt securities) of, or guaranteed or assumed by, us for borrowed money which is evidenced by bonds, debentures, notes, or other similar instruments unless, by the terms of the indebtedness or obligation it is provided that the indebtedness or obligation is not senior in right of payment to the subordinated debt securities; and

  . any amendments, renewals, extensions, modifications and refinancings of this indebtedness or these obligations. (Section 1.1 of the subordinated indenture).

   If:

  . without our consent a court enters an order for relief with respect to us under the United States federal bankruptcy laws or a judgment, order or decree adjudging us a bankrupt or insolvent, or enters an order for relief for reorganization, arrangement, adjustment or composition of or in respect of us under the United States federal or state bankruptcy or insolvency laws; or

  . we institute proceedings for the entry of an order for relief under the United States federal bankruptcy laws or for an adjudication of insolvency, or we consent to the institution of bankruptcy or insolvency proceedings against us, or we file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under any applicable law, or consent to the filing of such a petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of us or of substantially all of our property, or we make a general assignment for the benefit of creditors;

then all senior indebtedness (including any interest accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of, premium, if any, or interest, if any, on the subordinated debt securities. If this occurs, any payment or distribution on account of the principal of, premium, if any, or interest, if any, on the subordinated debt securities, whether in cash, securities or other property (other than our securities or the securities of any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated debt securities, to the payment of all senior indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise, not taking into account the subordination provisions, be payable or deliverable in respect of the subordinated debt securities will be paid or delivered directly to the holders of senior indebtedness in accordance with the priorities then existing among those holders until all senior indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.

   As a result of this subordination, if we are insolvent, holders of senior indebtedness may receive more, ratably, than holders of the subordinated debt securities. In addition, other creditors of ours who are not holders of subordinated debt securities or holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than holders of subordinated debt securities. However, this subordination will not prevent the occurrence of an event of default or limit the right of acceleration in respect of the subordinated debt securities.

   Conversion. The subordinated indenture may provide for a right of conversion of subordinated debt securities into common stock (or cash in lieu thereof). The following provisions will apply to debt securities that are convertible subordinated debt securities unless otherwise provided in the applicable prospectus supplement.

   The holder of any convertible subordinated debt securities will have the right exercisable at any time prior to maturity to convert the subordinated debt securities into shares of common stock at the conversion price or conversion rate set forth in the applicable prospectus supplement, subject to adjustment, unless we previously redeem or otherwise purchase those debt securities. (Sections 12.3 and 14.2 of the subordinated indenture) If a subordinated debt security is called for redemption, the holder may convert it until the close of business on the redemption date. The holder of convertible debt subordinated securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof. (Section 14.2 of the subordinated indenture)

   In some situations, the conversion price or conversion rate will be subject to adjustment as set forth in the subordinated indenture. These events include:

  . the issuance of shares of our common stock as a dividend or distribution on the common stock;

  . subdivisions, combinations and reclassification of our common stock;

  . the issuance of rights or warrants to all holders of common stock entitling those holders (for a period not exceeding 45 days) to subscribe for or purchase shares of common stock at a price per share less than the then current market price per share of common stock (as defined in the subordinated indenture); and

  . the distribution to all holders of common stock of evidences of indebtedness, equity securities other than common stock or other assets (excluding cash dividends paid from surplus) or certain subscription rights or warrants (other than those referred to above). Please refer to "Description of Capital Stock--Rights Plan." No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. (Section 14.4 of the subordinated indenture)

   Fractional shares of common stock will not be issued upon conversion. Instead, we will pay a cash adjustment based on the then current market price for the common stock (Section 14.3 of the subordinated indenture). Upon conversion, no adjustments will be made for accrued interest and therefore convertible subordinated debt securities surrendered for conversion between the record date for an interest payment and the interest payment date (except convertible subordinated debt securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive. No interest will be payable on any convertible subordinated debt securities called for redemption and converted between a record date and the open of business of the next succeeding interest payment date. (Sections 14.2 and 14.4 of the subordinated indenture)

   If we consolidate or merge with or into any other person (with certain exceptions) or sell or transfer all or substantially all of our assets, the holder of convertible subordinated debt securities will have the right to convert those convertible subordinated debt securities, after the transaction, only into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon the consolidation, merger, sale or transfer, if the holder had held the common stock issuable upon conversion of the convertible subordinated debt securities immediately prior to the transaction. (Section 14.5 of the subordinated indenture)

Events of Default

   "Event of default" means, with respect to any series of debt securities, any of the following (Section 6.01):

  . failure to pay interest that continues for a period of 30 days after payment is due;

  . failure to make any principal or premium payment when due;

  . failure to comply with any of our other agreements contained in the indentures or in the debt securities for 90 days after either the trustee notifies us of the failure or the holders of at least 25% of the outstanding debt securities affected by the failure notify us and the trustee of the failure; or

  . other events of bankruptcy, insolvency or reorganization as specified in the indentures.

   In general, the trustee is required to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of a default if the trustee in good faith determines that it is in the best interest of the holders of that series to do so, other than a default in the payment of principal of, and premium, if any, or interest on any debt security or in the making of any sinking fund payment. (Section 6.5) An event of default for a particular series of debt securities does not necessarily constitute an event of default for other series of debt securities. Additional events of default may be prescribed for the benefit of holders of any series of debt securities and will be described in a prospectus supplement.

   If there is a continuing event of default with respect to any series of debt securities, then either the trustee or the holders of at least 25% in aggregate principal amount of that series may require us to immediately repay the principal and accrued interest on the affected series or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series. Subject to specified conditions, the requirement to repay with respect to a series of debt securities may be annulled, and past defaults waived by the holders of a majority in principal amount of the debt securities of that series then outstanding, other than a continuing default in payment of principal of or premium, if any, or interest on the debt securities). (Section 5.1)

   The trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity. (Sections 6.1 and 6.2) Subject to limitations specified in the indenture, the holders of a majority in principal amount of the then outstanding debt securities of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 5.12)

Consolidation, Merger, Sale or Conveyance

   Each indenture provides that we may consolidate with, or sell, convey or lease all or substantially all of our assets to, or merge with or into, any other corporation, if

  . either we are the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on all the debt securities outstanding under the indenture according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed or observed by us; and

  . immediately after the merger or consolidation, or the sale, conveyance or lease, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing. (Section 9.1)

Modification of the Indentures

   Under the indentures, subject to specified exceptions, our rights and obligations and the rights of the holders of a series of debt securities may be changed with the consent of the holders of not less than a majority in principal amount of each series of debt securities then outstanding. However, no change to the terms of payment of principal or interest, to the premium, if any, payable upon redemption, to the currency in which any debt security is payable, to the amount to be paid upon acceleration of maturity or reducing the percentage required for changes to the indenture, is effective against any holder without its consent. (Section 10.02)

   The subordinated indenture may not be amended to alter the subordination of any outstanding subordinated securities without the consent of each holder of senior indebtedness then outstanding that would be materially adversely affected thereby. (Section 8.6 of the subordinated indenture)

Satisfaction and Discharge of the Indentures

   If provision is made pursuant to the applicable indenture for the defeasance of a series of debt securities, we, at our option (unless otherwise provided in a prospectus supplement), with regard to that series of offered debt securities:

  . will be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, lost, destroyed or mutilated debt securities of that series, to maintain paying agencies and to hold monies for payment in trust); or

  . may omit to comply with the provisions of the senior indenture described above under the captions "Limitations on Liens," and "Limitations on Sale and Lease-Back Transactions,"

if we deposit with the trustee, in trust, money or government obligations which will provide sufficient funds to pay the principal of (and premium, if any) and interest on the debt securities of that series on the dates those payments are due. To exercise either of the options, we must deliver to the applicable trustee an opinion of counsel to the effect that holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, satisfaction and discharge, or defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit, defeasance and discharge had not occurred. (Sections 10.2(a) and (b))

   If we choose to exercise our option not to comply with the provisions of the senior indenture described above under the captions "Limitations on Liens," and "Limitations on Sale and Lease-Back Transactions," or any other covenants in the applicable indenture with respect to any series of debt securities and that series is declared due and payable because of the occurrence of an event of default other than a default under these provisions of the indentures, then the amount of money and government obligations on deposit with the trustee will be sufficient to pay amounts payable on the series of debt securities on the due date without acceleration, but may not be sufficient to pay amounts due at the time of the acceleration resulting from the event of default. However, we would remain liable for those payments. Moreover, even if we do successfully exercise the option described in the second bullet point above, our obligations under the senior indenture and the senior debt securities of that series will continue, other than the covenants referred to in the second bullet point and the events of default not related to those covenants. (Section 10.1)

Applicable Law

   The debt securities and the indentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 11.8)

Concerning the Trustee

   The Bank of New York is the trustee under the senior indenture. The trustee may provide various commercial banking services to us from time to time. The trustee under the subordinated indenture will be described in the prospectus supplement.

                          DESCRIPTION OF COMMON STOCK

   We may issue shares of our common stock and the associated preferred stock purchase rights separately or together with or upon conversion of or exchange for other securities, all as set forth in the applicable prospectus supplement. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the following documents:

  . our restated certificate of incorporation, which we refer to as our charter;

  . our by-laws; and

  . our Shareholder Rights Agreement, dated as of May 22, 1998, as may subsequently be amended, between our company and Harris Trust and Savings Bank, as rights agent, pursuant to which the rights are issued, which we refer to as our rights agreement.

A copy of each of our charter, by-laws and rights agreement are incorporated by reference as exhibits. Please refer to "Where You Can Find More Information."

Authorized and Outstanding Stock

   The total amount of the authorized capital stock of Dean Foods consists of 150,000,000 shares, $1.00 par value per share, of common stock and 10,000,000 shares of series preferred stock, par value $1.00 per share. As of May 28, 2000, 35,512,421 shares of common stock and no shares of preferred stock were issued and outstanding. Our board of directors is authorized to create and issue one or more series of preferred stock and to determine the rights and preferences of each series, to the extent permitted by our charter. The issued and outstanding shares of common stock are, and any shares of common stock to be issued on conversion of any series of subordinated debt securities will be, fully paid and non-assessable. The holders of outstanding shares of the common stock are entitled to receive dividends, subject to the prior rights of any outstanding series preferred stock, out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. The shares of common stock are neither redeemable nor convertible. The holders of common stock have no preemptive or subscription rights to purchase any of our securities.

   Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. The board of directors is expressly authorized to adopt, amend or repeal our by-laws in any manner not inconsistent with the laws of the State of Delaware or our charter. The board of directors authority with respect to the by-laws is subject to the power of the stockholders to adopt, amend or repeal the by-laws. Stockholder action to adopt, amend or repeal the by-laws requires the action of holders of at least 80% of the shares of common stock entitled to vote generally in the election of directors, which we refer to as "voting stock." We may in our by-laws confer powers and authorities upon our board of directors in addition to those conferred upon it by statute.

   Upon any liquidation, dissolution or winding up, whether voluntary or involuntary, our remaining net assets will be distributed pro rata to the holders of the common stock.

Certain Provisions of the Restated Certificate of Incorporation and By-laws

   The following summary of certain provisions of our charter and by-laws does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and by-laws, which we have filed as exhibits to the registration statement and which we have incorporated by reference.

   Our charter provides that we are required to indemnify each of our officers and directors to the fullest extent permitted by applicable law. Our charter also provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of Dean Foods shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

   Our charter and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of Dean Foods unless the takeover or change in control is approved by our board of directors. These provisions may also render the removal of our current board of directors and management more difficult.

   Pursuant to our charter, our board of directors is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause as provided under the Delaware General Corporation Law and only by the affirmative vote of the holders of a majority of the shares of common stock voting at a duly convened meeting. Vacancies on our board of directors may be filled by the remaining directors.

   Our charter also provides that in the case of specified mergers, sales of assets, issuances of securities, liquidations or dissolutions, or reclassifications or recapitalizations involving holders of stock representing 5% or more of the voting power (a "related entity") of the then outstanding voting stock, the transactions must be approved by at least 80% of the combined voting power of the then outstanding voting stock, unless

  . the transaction would not otherwise require a vote of stockholders,

  . our board of directors shall have approved, by resolution, a memorandum of understanding substantially consistent with the transaction prior to the time any party to the transaction became a related entity or an affiliate of a related entity, or

  . each party to the transaction other than us is a corporation of which the majority of the outstanding voting shares of common stock are owned by us.

   Our charter provides that the affirmative vote of the holders of at least 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal these provisions.

   The requirement of a supermajority vote to approve specified corporate transactions and specified amendments to our charter could enable a minority of our stockholders to exercise veto powers over those transactions and amendments.

   Special meetings of stockholders may be called only by the chairman of our board of directors or our president, and must be called by our secretary at the request in writing of either a majority of the board of directors or the holders of at least 80% of the outstanding voting stock. Our charter provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent unless such consent is signed by the holders of at least 80% of the outstanding voting stock.

Certain Anti-Takeover Provisions of Delaware Law

   We are a Delaware corporation and are therefore subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us (or our majority-owned subsidiaries) for three years following the time that person became an interested stockholder unless:

  . before the person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  . upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  . at or following the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and approved at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

   Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving us and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed these directors by a majority of those directors.

Rights Plan

   On May 22, 1998, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of common stock. The dividend was payable on August 10, 1998 to the stockholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Junior Participating Preferred Stock, Series A, par value $1.00 per share, at a price of $200.00 per one one-thousandth of a preferred share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement dated as of May 22, 1998, between us and Harris Trust and Savings Bank, as Rights Agent.

   Initially, the rights attached to the outstanding shares of common stock without a separate distribution of rights certificates. The rights will detach from the outstanding shares of common stock and separate rights certificates will be issued when there is a distribution date. A "distribution date" will occur on

  . the tenth day after the date it is publicly announced that an acquiring person, together with persons affiliated or associated with the acquiring person, other than those that are exempt persons, has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock (which we refer to as a "triggering event"), or

  . if earlier, the tenth business day after the commencement or public disclosure of an intention to commence a tender offer or exchange offer (other than a "permitted offer" as described below) by a person other than an exempt person if, upon consummation of the offer, such person could acquire beneficial ownership of 15% or more of the outstanding common stock.

   An "acquiring person" is a person or group that beneficially owns or has obtained the right to beneficially own, 15% or more of our outstanding common stock.

   Until the distribution date or the earlier redemption, exchange or expiration of the rights, the rights will only be transferred with the common stock, and the surrender for transfer of any certificate for common stock will also constitute the transfer of the rights associated with such common stock. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date, and the separate right certificates alone will evidence the rights.

   The rights will first become exercisable after the distribution date unless sooner redeemed or exchanged. Until a right is exercised, the holder of a right will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends. The rights will expire at the close of business on August 10, 2008, unless earlier redeemed or exchanged by us as described below.

   In the event that a person becomes an acquiring person, each right other than rights that are or were beneficially owned by the acquiring person and related persons and transferees, which will thereafter be void, shall thereafter be exercisable not for preferred shares, but for a number of shares of common stock or, in certain cases, common equivalent shares, having a market value of two times the exercise price of the right. In the event that, at or after the time a person becomes an acquiring person, we are involved in a merger or other business combination in which

  . we are not the surviving corporation,

  . common stock is changed or exchanged, or

  . 50% of more of our consolidated assets or earning power are sold,

then each right, other than rights that are or were owned by the acquiring person and certain related persons or transferees, which will thereafter be void, shall thereafter be exercisable for the number of shares of common stock of the acquiring company which at the time of the transaction have a market value of two times the exercise price of the right.

   In addition, at any time after a person becomes an acquiring person and before a person has acquired beneficial ownership of 50% or more of the outstanding common shares, we may elect to exchange all or part of the rights for common shares or, in certain cases, common equivalent shares, on a one-for-one basis, excluding void rights held by an acquiring person and certain related persons and transferees. We also have the ability, following any person becoming an acquiring person, to permit a cashless exercise of the rights by reducing both the purchase price and the number of common shares or common equivalent shares deliverable upon exercise of the rights.

   The purchase price payable, and the number and kind of securities, cash or other property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution

  . in the event of a stock dividend or distribution on, or a subdivision or combination of, the common shares,

  . upon the grant to holders of the common shares of rights, options or warrants to subscribe for common shares or securities convertible into common shares at less than the current market price,

  . upon the distribution to holders of the common shares of securities, cash, evidence of indebtedness or assets, other than regular periodic cash dividends out of earnings or retained earnings, and

  . in connection with recapitalizations of Dean Foods or reclassifications of the common shares.

   No fractional preferred shares will be issued, other than fractions which are integral multiples of one one-thousandth of a preferred share, which may, at our election, be evidenced by depositary receipts. Instead, an adjustment in cash will be made based on the market price of the preferred shares on the last trading date prior to the date of exercise.

   At any time prior to the earlier of (1) the occurrence of a triggering event and (2) the expiration date, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption price will be payable in cash, shares, including fractional shares, of common stock or any other form of consideration deemed appropriate by the board of directors. Immediately upon action of the board of directors ordering redemption of the rights, the ability of holders to exercise the rights will terminate and the holders will only have the right to receive the redemption price.

   At any time prior to the occurrence of a triggering event, our board of directors may amend or supplement the rights agreement or the terms of the rights without the approval of the rights agent or any holder of the rights. After the occurrence of a triggering event, our board of directors may not change the rights agreement or the terms of the rights in any manner which would adversely affect the interests of the holders of the rights, other than an acquiring person or an affiliate or associate of that acquiring person.

   The preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of $20 per share and 1,000 times the dividend declared per common share. In the event of liquidation, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment equal to the greater of $100 per share and 1,000 times the payment made per common share. Each preferred share will have 1,000 votes per share, voting together with the common shares. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each preferred share will be entitled to receive 1,000 times the amount received per common share.

   The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. However, the rights should not interfere with any merger or other business combination approved by the board of directors prior to the occurrence of a triggering event, because until that time the rights may generally be redeemed by us at a price of $.01 per right.

   Until a right is exercised, the holder will have no rights as a stockholder of Dean Foods, including, without limitation, the right to vote or to receive dividends.

   A copy of the rights agreement has been filed with the SEC as an exhibit to the Registration Statement on Form 8-A dated August 4, 1998. A copy of the rights agreement is available free of charge from us. This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement, which is filed as an exhibit to the registration statement and is incorporated by reference.

                         DESCRIPTION OF PREFERRED STOCK

   Our board of directors has authorized the issuance in series of shares of preferred stock and has authorized a committee of the board of directors to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of the preferred stock offered by this prospectus and the applicable prospectus supplement. The shares of offered preferred stock, when issued and sold, will be fully paid and nonassessable.

   Terms. We describe below some general terms and provisions of the offered preferred stock. The number of shares and all of the relative rights, preferences and limitations of a series of offered preferred stock established by the board of directors or a duly authorized committee of the board will be described in the applicable prospectus supplement. The terms of particular series of offered preferred stock may differ, among other things, in:

  . designation;

  . number of shares that constitute the series;

  . dividend rate, or the method of calculating the dividend rate;

  . dividend periods, or the method of calculating the dividend periods;

  . redemption provisions, including whether or not, on what terms and at what prices the shares will be subject to redemption at our option;

  . voting rights;

  . preferences and rights upon liquidation or winding up;

  . whether or not and on what terms the shares will be convertible into or exchangeable for shares of any other class, series or security of Dean Foods or any other corporation or any other property;

  . whether depositary shares representing the offered preferred stock will be offered and, if so, the fraction or multiple of a preferred share that each depositary share will represent; and

  . the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

   We have summarized below the material provisions of a certificate of designation authorizing the issuance of any series of offered preferred stock. This summary is not complete. A copy of the applicable certificate of designation will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference into the registration statement of which this prospectus is a part. For further information about the terms of the offered preferred stock, you should read the form of certificate of designation. The board of directors or a duly authorized committee of the board of directors will adopt the resolutions to be included in the certificate of designation prior to the issuance of a series of offered preferred stock, and the certificate of designation will be filed with the Secretary of State of the State of Delaware as soon thereafter as reasonably practicable.

   Rank. Each series of offered preferred stock will rank, with respect to voting powers, preferences or relative, participating, optional and other special rights, including with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise:

  . junior to any series of capital stock of Dean Foods expressly stated to be senior to that series of offered preferred stock;

  . senior to the common stock of Dean Foods and any class of capital stock of Dean Foods expressly stated to be junior to that series of offered preferred stock; and

  . on a parity with each other series of outstanding preferred stock and all other classes of capital stock of Dean Foods.

   Dividends. If described in the applicable prospectus supplement, we will pay cumulative cash dividends to the holders of offered preferred stock, when and as declared by the board of directors or the committee out of funds legally available for payment. The prospectus supplement will detail the annual rate of dividends or the method or formula for determining or calculating them, and the payment dates and payment periods for dividends. The board of directors or the committee will fix a record date for the payment of dividends not more than 60 nor less than 10 days preceding the dividend payment date. We will pay dividends on the offered preferred stock to the holders of record on that record date. Unless otherwise specified, dividends will be cumulative from the date of original issue of the series. A series of offered preferred stock will be junior as to payment of dividends to any series of preferred stock that may be issued in the future that is expressly stated to be senior as to payment of dividends to that series. If at any time we have failed to pay accrued dividends on any of those senior shares when payable, we may not pay any dividend on a junior series of offered preferred stock or redeem or otherwise repurchase any shares of a junior series until we have paid or set aside for payment the full amount of the accumulated but unpaid dividends on the senior shares.

   We will not declare, pay or set aside for payment any dividends on any preferred stock ranking on a parity as to payment of dividends with the offered preferred stock unless we declare, pay or set aside for payment, dividends on all the outstanding shares of offered preferred stock for all dividend payment periods ending on or before the dividend payment date for any parity stock. We must declare, pay or set aside for payment any amounts on the offered preferred stock ratably in proportion to the respective amounts of dividends (1) accumulated and unpaid or payable on that parity stock, on the one hand, and
(2) accumulated and unpaid or payable through the dividend payment period or periods of the offered preferred stock next preceding the dividend payment date, on the other hand.

   Except as described above, unless we have paid the full cumulative dividends on the outstanding shares of offered preferred stock, we may not take any of the following actions with respect to our common stock or any other preferred stock of Dean Foods ranking junior or on parity with the offered preferred stock as to dividend payments:

  . declare, pay or set aside for payment any dividends, other than dividends payable in our common stock;

  . make other distributions;

  . redeem, purchase or otherwise acquire our common stock or any junior preferred stock for any consideration; or

  . make any payment to or available for a sinking fund for the redemption of our common stock or any junior preferred stock.

   The provisions of the immediately preceding paragraph will not apply to any monies we deposit in any sinking fund with respect to any preferred stock in compliance with the provisions of the sinking fund. We may apply monies so deposited to the purchase or redemption of the preferred stock in accordance with the terms of the sinking fund, regardless of whether at the time of application we have paid or declared and set aside for payment full cumulative dividends upon shares of the offered preferred stock outstanding on the last dividend payment date for any series of offered preferred stock. The provisions of the immediately preceding paragraph also do not restrict the ability of a holder of any junior or parity preferred stock or common stock to convert those securities into or exchange those securities for Dean Foods capital stock ranking junior to the offered preferred stock as to dividend payments.

   We will compute the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period on the basis of a 360-day year of twelve 30-day months, unless otherwise indicated in the prospectus supplement. Accrued but unpaid dividends will not bear interest.

   Redemption. The prospectus supplement will indicate whether, and on what terms, shares of any series of offered preferred stock will be subject to mandatory redemption or sinking fund provision. The prospectus supplement will also indicate whether, and on what terms, we may redeem shares of the offered preferred stock, including the date on or after which redemption may occur. We will effect any optional redemption upon not less than 30 days' notice at a redemption price of not less than the stated value per share of the applicable series of offered preferred stock plus accrued and accumulated but unpaid dividends up to but excluding the date fixed for redemption. If we have not paid full cumulative dividends on all outstanding shares of offered preferred stock we may not partially redeem any shares of offered preferred stock and we may not purchase or acquire any shares of offered preferred stock, other than by a purchase or exchange offer made on the same terms to all holders of the offered preferred stock. If fewer than all the outstanding shares of a series of offered preferred stock are to be redeemed, we will select those to be redeemed by lot or by a substantially equivalent method.

   Liquidation Rights. In the event of any liquidation, dissolution or winding up of Dean Foods, the holders of shares of offered preferred stock will be entitled to receive, out of the assets of Dean Foods available for distribution to stockholders, liquidating distributions in an amount equal to the stated value per share of offered preferred stock, as described in the applicable prospectus supplement, plus accrued and accumulated but unpaid dividends to the date of final distribution, before any distribution is made to holders of

  . any other shares of preferred stock ranking junior to the offered preferred stock as to rights upon liquidation, dissolution or winding up or

  . our common stock.

   However, holders of the shares of offered preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any other shares of Dean Foods' capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Neither a consolidation or merger of Dean Foods with or into another corporation nor a merger of another corporation with or into Dean Foods nor a sale or transfer of all or part of Dean Foods' assets for cash or securities will be considered a liquidation, dissolution or winding up of Dean Foods.

   If upon any liquidation, dissolution or winding up of Dean Foods, we have not paid the amounts payable with respect to the offered preferred stock and any other preferred stock ranking on parity with the offered preferred stock as to rights upon liquidation, dissolution or winding up, the holders of the offered preferred stock and of that other preferred stock will share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the offered preferred stock will not be entitled to any further participation in any distribution of assets by Dean Foods.

   Voting Rights. Unless otherwise determined by our board of directors and indicated in the prospectus supplement, holders of the offered preferred stock will not have any voting rights except as described below or as otherwise required by law. Whenever dividends on any shares of offered preferred stock or any other class or series of stock ranking on a parity with the offered preferred stock with respect to the payment of dividends are in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of offered preferred stock, voting separately as a class with all other series of preferred stock having similar voting rights that are exercisable, will be entitled to vote for the election of two of the authorized number of directors of Dean Foods at the next annual meeting of stockholders and at each subsequent meeting until we have paid or set apart for payment all dividends accumulated on the offered preferred stock. The term of office of all directors elected by the holders of preferred stock will terminate immediately upon the termination of the right of the holders of preferred stock to vote for directors. Each holder of shares of the offered preferred stock will have one vote for each share of offered preferred stock held.

   So long as any shares of the offered preferred stock remain outstanding, we will not, without the consent of the holders of at least two-thirds of the shares of each series of offered preferred stock outstanding at the time

  . issue or increase the authorized amount of any class or series of stock ranking senior to the outstanding offered stock as to dividends or upon liquidation, or

  . amend, alter or repeal the provisions of our charter or of the resolutions contained in the certificate of designation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding offered preferred stock or their holders.

Holders of the offered preferred stock will vote separately as a class with all other series of preferred stock having similar voting rights. For purposes of the preceding sentence, any increase in the amount of the authorized common stock or authorized preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to the offered preferred stock as to dividends and upon liquidation will not be considered to materially and adversely affect those powers, preferences or special rights.

   Agents and Registrar for Offered Preferred Stock. The transfer agent, dividend disbursing agent and registrar for each series of offered preferred stock will be set forth in the applicable prospectus supplement.

Depositary Shares

   We may, at our option, elect to offer fractional shares or some multiple of shares of offered preferred stock, rather than individual shares of offered preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of offered preferred stock.

                          DESCRIPTION OF DEBT WARRANTS

   We may issue warrants for the purchase of debt securities together with other securities or separately. We will issue debt warrants under debt warrant agreements to be entered into between us and a bank or trust company, as debt warrant agent, all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with any series of debt warrants and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of the debt warrants. A copy of any debt warrant agreement, including the form of warrant certificates representing the debt warrants, will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. Because the following is only a summary of the debt warrant agreements and the debt warrant certificates, it does not contain all of the information that you may find useful. For further information about the debt warrant agreements and the debt warrant certificates, you should read the debt warrant agreements and the debt warrant certificates.

General

   You should look in the accompanying prospectus supplement for the following terms of any offered debt warrants:

  . the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

  . the specific designation and terms of any related debt securities with which the debt warrants are issued and the number of debt warrants issued with each related debt security;

  . the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

  . the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise of each debt warrant;

  . the date on which the right to exercise the debt warrants commences and the date on which the right expires;

  . if the debt securities purchasable upon exercise of the debt warrants are original issue discount debt securities, a discussion of the applicable federal income tax considerations; and

  . whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

   Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise of the debt warrant, including the right to receive any payments on the debt securities.

Exercise of Debt Warrants

   Each debt warrant will entitle the holder to purchase for cash the principal amount of debt securities at the exercise price as shall in each case be set forth in, or to be determinable as set forth in, the applicable prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised debt warrants will become void.

   Debt warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased debt securities to the holder. If less than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of the debt warrants.

                         DESCRIPTION OF STOCK WARRANTS

   We may issue, together with other securities or separately, stock warrants for the purchase of our common stock. We will issue stock warrants under stock warrant agreements to be entered into between us and a bank or trust company, as stock warrant agent, all as set forth in the applicable prospectus supplement. The stock warrant agent will act solely as our agent in connection with any series of stock warrants and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of stock warrants. A copy of any stock warrant agreements, including the form of warrant certificate representing the stock warrants, will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. Because the following is only a summary of the stock warrant agreements and stock warrant certificates it does not contain all of the information that you may find useful. For further information about the stock warrant agreements and the stock warrant certificates, you should read the stock warrant agreements and the stock warrant certificates.

General

   If we offer warrants for the purchase of common stock, the applicable prospectus supplement will describe their terms, which may include the following:

  . the offering price of the stock warrants, if any;

  . the procedures and conditions relating to the exercise of the stock warrants;

  . the number of shares of common stock purchasable upon exercise of each stock warrant and the initial price at which the common shares may be purchased upon exercise;

  . the date on which the right to exercise the stock warrants shall commence and the date on which the right shall expire;

  . a discussion of Federal income tax considerations applicable to the exercise of stock warrants;

  . call provisions of the stock warrants, if any; and

  . any other terms of the stock warrants.

   The shares of common stock issuable upon the exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and nonassessable.

   Prior to the exercise of their stock warrants, holders of stock warrants will not have any of the rights of holders of the common stock, including any dividend payments on the common stock.

Exercise of Stock Warrants

   Each stock warrant will entitle the holder to purchase for cash the number of shares of common stock at the exercise price as described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, stock warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised stock warrants will become void.

   Stock warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the stock warrant certificates properly completed and duly executed at the corporate trust office of the stock warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward a certificate representing the number of shares of common stock to the holder. If less than all of the stock warrants represented by such stock warrant certificate are exercised, a new stock warrant certificate will be issued for the remaining amount of stock warrants.

Anti-Dilution Provisions

   Unless otherwise specified in the applicable prospectus supplement, the exercise price payable and the number of common shares purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

  . the issuance of a stock dividend to holders of common stock or a combination, subdivision or reclassification of common stock;

  . the issuance of rights, warrants or options to all holders of common stock entitling the holders thereof to purchase common stock for an aggregate consideration per share less than the current market price per share of the common stock; or

  . any distribution by us to the holders of our common stock of evidences of our indebtedness or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in the first bullet point above).

No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable.

                              PLAN OF DISTRIBUTION

   We may sell the securities in any of four ways:

  . directly to purchasers;

  . through agents;

  . through dealers; or

  . through one or more underwriters or a syndicate of underwriters in an underwritten offering.

   With respect to each series of securities, the terms of any offering, including the name or names of any underwriters, dealers or agents, the purchase price of those securities and the proceeds to us from that sale, any underwriting discounts, selling commissions and other items constituting underwriters', dealers', or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or agents, and any securities exchanges on which the securities of that series may be listed, will be set forth in, or may be calculated from the information set forth in, the related prospectus supplement. Underwriters named in the prospectus supplement are deemed to be underwriters only in connection with the securities offered by that prospectus supplement.

   If we sell securities through underwriters, the underwriters will acquire the securities for their own account. The securities may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities offered by the prospectus supplement if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   We may also sell the securities directly or through agents (which may also act as principals) which we may designate from time to time. Any agent involved in the offer or sale of the securities with regard to which this prospectus is delivered will be named, and any commissions we may pay to that agent will be set forth in, or may be calculated from the information set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. In the case of sales we may directly make, no commission will be payable.

   If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Those contracts will be subject to the conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of those contracts.

   Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make with respect to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

   In the event that the securities of any series are not listed on a national securities exchange, certain broker-dealers may make a market in the securities of that series, but will not be obligated to do so and may discontinue any market making at any time without notice. We can give no assurance that any broker-dealer will make a market in the securities or as to the liquidity of the trading market for the securities. The prospectus supplement with respect to the securities of any series will state, if known, whether or not any broker-dealer intends to make a market in those securities. If no such determination has been made, the prospectus supplement will so state.

                                 LEGAL MATTERS

   The validity of the issuance of the securities offered hereby will be passed upon for us by Kirkland & Ellis, Chicago, Illinois, special counsel to us. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters, if any, by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Dean Foods Company for the year ended May 30, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following is an estimate, subject to future contingencies, of the expenses to be incurred by us in connection with the issuance and distribution of the securities being registered:

      Registration Fee*............................................... $171,600
      Rating Agency Fees..............................................  133,000
      Legal Fees and Expenses.........................................   50,000
      Trustee Fees and Expenses.......................................   10,000
      Accounting Fees and Expenses....................................    2,000
      Blue Sky Fees and Expenses......................................   10,000
      Printing Fees...................................................   30,000
      Miscellaneous...................................................    8,400
                                                                       --------
          Total....................................................... $415,000
                                                                       ========

--------
  * Actual. All other amounts are estimated pursuant to instruction to Item 511 of Regulation S-K.

Item 15. Indemnification of Directors and Officers

   We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director has actually and reasonably incurred.

   Article XIII of our by-laws provides for the indemnification of officers, directors and others against losses as a result of acting on our behalf.

   We also maintain directors and officers liability and corporate reimbursement insurance which provides for coverage against loss arising from claims made against directors and officers in their capacity as such. The general scope of coverage is any breach of duty, neglect, error, misstatement, misleading statement or omission. Such policy does not exclude liabilities under the Securities Act of 1933.

   The form of underwriting agreement to be included as an exhibit to this registration statement will provide for indemnification of our directors and officers against certain liabilities.

Item 16. Exhibits

   See Exhibit Index.

Item 17. Undertakings

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, duly authorized, in the Village of Franklin Park, State of Illinois, on June 23, 2000.

                                          Dean Foods Company

                                                   /s/ Howard M. Dean
                                          By: _________________________________
                                                       Howard M. Dean
                                                 Chairman of the Board and
                                                  Chief Executive Officer

   Each person whose signature appears below hereby constitutes and appoints Howard M. Dean and Barbara A. Klein, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on June 23, 2000 by the following persons in the capacities indicated:

                 Signature                                     Title
                 ---------                                     -----


          /s/ Howard M. Dean                Chairman of the Board, Chief Executive
___________________________________________   Officer and Director
              Howard M. Dean

         /s/ Barbara A. Klein               Vice President, Finance and Chief Financial
___________________________________________   Officer (Principal Financial and
             Barbara A. Klein                 Accounting Officer)

         /s/ Richard E. Bailey              President, Chief Operating Officer and
___________________________________________   Director
             Richard E. Bailey

         /s/ Edward A. Brennan              Director
___________________________________________
             Edward A. Brennan

         /s/ Lewis M. Collens               Director
___________________________________________
             Lewis M. Collens

          /s/ Paula H. Crown                Director
___________________________________________
              Paula H. Crown

        /s/ John P. Frazee, Jr.             Director
___________________________________________
            John P. Frazee, Jr.


                 Signature                                     Title
                 ---------                                     -----
           /s/ Bert A. Getz                 Director
___________________________________________
               Bert A. Getz

            /s/ Janet Hill                  Director
___________________________________________
                Janet Hill

      /s/ John S. Llewellyn, Jr.            Director
___________________________________________
          John S. Llewellyn, Jr.

         /s/ Richard P. Mayer               Director
___________________________________________
             Richard P. Mayer

       /s/ Thomas A. Ravencroft             Director
___________________________________________
           Thomas A. Ravencroft

       /s/ J. Christopher Reyes             Director
___________________________________________
           J. Christopher Reyes

                                 EXHIBIT INDEX

  Exhibit
  Number                       Description of Exhibit
  -------                      ----------------------
  1.1*     Form of Senior Debt Securities Underwriting Agreement
  1.2*     Form of Subordinated Debt Securities Underwriting Agreement
  1.3*     Form of Common Stock Underwriting Agreement
  1.4*     Form of Preferred Stock Underwriting Agreement
  3.1      Dean Foods Company Restated Certificate of Incorporation dated
           February 8, 1988 (filed as Exhibit 3(a) to Registrant's Form
           10-K Annual Report for Fiscal Year Ended May 29, 1988 and
           incorporated herein by reference)
  3.2      By-Laws of Registrant, as amended January 26, 1996 (filed as
           Exhibit 3(b) to the Registrant's Form 10-K Annual Report for
           Fiscal Year Ended May 26, 1996 and incorporated herein by
           reference)
  4.1      Form of senior indenture dated as of January 15, 1998, between
           Registrant and The Bank of New York, as Trustee (filed as
           Exhibit 4.1 to the Registrant's Registration Statement on Form
           S-3 (File No. 333-44851) filed on January 23, 1998, and
           incorporated herein by reference)
  4.2      Form of Senior debt securities (filed as Exhibit 4.2 to the
           Registrant's Registration Statement on Form S-3 (File No. 333-
           44851) filed on January 23, 1998, and incorporated herein by reference)
  4.3      Form of Subordinated Indenture (filed as Exhibit 4.3 to the
           Registrant's Registration Statement on Form S-3 (File No. 333-
           44851) filed on January 23, 1998, and incorporated herein by reference)
  4.4      Form of Subordinated debt securities (filed as Exhibit 4.4 to the Registrant's Registration Statement on Form S-3 (File No.
           333-44851) filed on January 23, 1998, and incorporated herein by reference)
  4.5*     Form of Debt Warrant Agreement, including Form of Debt Warrant
  4.6*     Form of Stock Warrant Agreement, including Form of Stock
           Warrant
  4.7*     Form of Certificate of Designation of Preferred Stock
  4.8      Rights Agreement dated May 22, 1999 (filed as Exhibit 4(a) to the Registrant's Form 10-K Annual Report for Fiscal Year Ended
           May 30, 1999 and incorporated herein by reference)
  5        Opinion of Kirkland & Ellis as to validity of issuance
 12.1      Computation of Ratio of Earnings to Fixed Charges
 12.2      Computation of Ratio of Earnings to Fixed Charges and
           Preferred Stock Dividends
 23.1      Consent of PricewaterhouseCoopers LLP
 23.2      The consent of Kirkland & Ellis (included in their opinion filed as Exhibit 5 to this Registration Statement)
 24        Power of Attorney (contained on page II-4)
 25.1      Form T-1, Statement of Eligibility under the Trust Indenture
           Act of 1939 of The Bank of New York (senior securities)
 25.2*     Form T-1, Statement of Eligibility under the Trust Indenture
           Act of 1939 (subordinated securities)

--------
* To be filed either by amendment or as an exhibit to an Exchange Act Report and incorporated herein by reference.